Exhibit 10.1

Personal and Confidential

January [Date], 2023
[Full Name]
[Email Address]

Re:     Retention Bonus
Dear [First Name]:

On behalf of the Board of Directors (the “Board”) of Invacare Corporation, an Ohio corporation (the “Company”) and Invacare International GmbH (“IIG”), I am pleased to offer you the opportunity to receive a cash retention bonus in the amount of CHF equivalent of USD $______ (the “Retention Bonus”), if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, which must occur prior to January 31, 2023, the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 3.
1.Retention Bonus. Subject to the terms and conditions set forth herein, the Retention Bonus will vest as follows: (a) 50% of the Retention Bonus (the “First Retention Bonus”) will vest on the Effective Date and (b) 50% of the Retention Bonus (the “Second Retention Bonus”) will vest on the first anniversary of the Effective Date (the “Second Vesting Date” and, together with the Effective Date, the “Vesting Dates”), in each case, subject to your continued Engagement through the applicable Vesting Date (except as expressly set forth below) and your compliance with the other terms and conditions set forth herein. Any portion of the Retention Bonus that vests will be paid to you in cash by IIG in a lump sum within seven days following the applicable Vesting Date.
2.Retention Bonus Repayment Obligations. You hereby agree that in the event your Engagement terminates (a) prior to June 30, 2023 for any reason other than due to a Qualifying Termination, you will be required to repay to IIG the After-Tax Value of the First Retention Bonus within 30 days of such termination and (b) prior to the Second Vesting Date for any reason other than due to a Qualifying Termination, the Second Retention Bonus will be automatically forfeited for no consideration upon such termination. Notwithstanding anything to the contrary contained herein and as indicated above, in the event of your Qualifying Termination, subject to your or your estate’s execution and non-revocation of a customary release of claims in a form reasonably satisfactory to the Company and IIG (the “Release”) within 60 days of the date of your Qualifying Termination, you or your estate, as applicable, will not be required to repay to IIG any portion of the First Retention Bonus and you will remain eligible to receive the Second Retention Bonus in accordance with Section 1. For the sake of clarity, a termination of your Engagement will not be a Qualifying Termination if you do not execute, or if you revoke, the Release.
3.Definitions. For purposes of this Agreement:
“After-Tax Value of the First Retention Bonus” means the gross amount of the First Retention Bonus, net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. IIG shall determine in good faith the After-Tax Value of the First Retention Bonus, which determination shall be final, conclusive and binding for all purposes hereunder.
“Cause” means the occurrence of any one or more of the following events, unless, to the extent capable of correction, you fully correct the circumstances constituting Cause within 15 days after your receipt of the Company’s or IIG’s written notice setting forth in reasonable detail the facts and circumstances claimed to provide a basis for a Cause termination: (a) your conviction of a felony, (b) your commission of an act or series of acts of dishonesty in the course of your Engagement that are materially inimical to the best interests of the Company Group and that constitutes the commission of a crime, all as determined by the vote of three-fourths of all of the members of the Board (other than you, if you are a member of the Board), which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination, (c) any federal or state regulatory agency with jurisdiction over the Company Group has issued a final order, with no further right of appeal, that has the effect of suspending, removing, or barring you from continuing your service as an officer or director of the Company or IIG, or (d) your breach of existing restrictive covenant obligations in favor of the Company Group contained in your employment contract with IIG.
“Company Group” means the Company and its direct and indirect affiliates and subsidiaries, including IIG and their respective successors.
“Disability” means that you have become entitled to receive benefits under an applicable long-term disability plan of the Company Group, or if no such plan covers you, as determined in the reasonable discretion of the Board.
“Engagement” means you are actively employed or engaged in providing services to the Company Group on an employment or independent contractor basis.
“Good Reason” means the occurrence of any one or more of the following events, in each case, without your written consent, unless a member of the Company Group fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below: (a) removal from the highest position you have held with the Company as of the date hereof or a material diminution in the authority, duties or responsibilities of your position or those of the individual to whom you are required to report, as of the date hereof, (b) a material reduction of your annual base salary (which for this purpose will be deemed to occur if the reduction is 5% or greater) or your opportunity for incentive compensation (which for this purpose will be deemed to occur if the reduction is equivalent to 5% or more of your annual base salary as of the date hereof), (c) exclusion (other than by your volitional action(s)) from full participation in any benefit plan or arrangement maintained for senior executives of the Company or IIG generally, and such exclusion materially reduces the benefits provided to you, (d) a material change in the geographic location of the principal offices at which you are required to perform your duties, which shall, in any event, include a relocation of such principal offices by more than 35 miles from their existing location, or (e) the Company’s or IIG’s material breach of this Agreement or any other agreement under which you provide services to the Company Group. Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (i) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by you to constitute Good Reason (and of your intention to terminate your Engagement if the Company Group does not cure such conditions) within 90 days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, and (ii) a member of the Company Group fails to cure such acts or omissions within 30 days following its receipt of such notice.

“Qualifying Termination” means the termination of your Engagement (a) by the Company or IIG for a reason other than Cause, (b) due to your death or Disability or (c) by you for Good Reason.
4.Reaffirmation of Existing Restrictive Covenants. By entering into this Agreement, you hereby reaffirm, and agree to be bound by, all of your existing restrictive covenant obligations in favor of the Company Group.
5.Withholding Taxes. The Company Group may withhold from any and all amounts payable to you hereunder such federal, state, local or foreign taxes and, where applicable, statutory and contractual deductions in non-U.S. jurisdictions as the Company Group determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
6.No Right to Continued Engagement. Nothing in this Agreement will confer upon you any right to continued Engagement or be construed to interfere in any way with the right of the Company Group to terminate your Engagement at any time, with or without notice and for any or no reason.
7.Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, severance, death or other benefit under any other bonus, incentive, pension, retirement, severance, insurance or other employee benefit plan of the Company Group, unless such plan or agreement expressly provides otherwise.
8.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
9.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company Group with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company Group with respect to the Retention Bonus, whether written or oral. Notwithstanding anything to the contrary in the foregoing, the parties hereto expressly agree that nothing in this Agreement supersedes, replaces or otherwise modifies the terms or interpretation of any other written agreements between you and any member of the Company Group with respect to other subject matters. This Agreement may be amended or modified only by a written instrument executed by you, IIG, and the Company.
10.Section 409A Compliance. Although the Company Group does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.
11.Administration Subject to the foregoing, this Agreement shall automatically terminate upon the satisfaction of all obligations of the Company, IIG, or their successor entities hereunder.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

This Agreement is intended to be a binding obligation on you, IIG, and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.
Very truly yours,
INVACARE CORPORATION
By:
Name:
Title:

INVACARE INTERNATIONAL GMBH
By: _______________________________
Name: _____________________________
Title: ______________________________

This Agreement accurately reflects my understanding of the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

By:
Name:
Date:
Signature Page to Retention Bonus Agreement

Schedule of Retention Bonus Agreements (Swiss Form)

Name	Position	Date of Agreement
Goeffrey P. Purtill	President and Chief Executive Officer	January 26, 2023
Cintia Ferriera	Chief Human Resources Officer	January 26, 2023